Exhibit 10.6

OTIS WORLDWIDE CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

SECTION 1
PURPOSE OF THE PLAN

The  Board of Directors (the “Board”) of Otis Worldwide Corporation (the “Company”), recognizes that the possibility of a Change in Control (as defined in Section 2.6) of the Company, and the uncertainty it could create, may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Committee also believes that when a Change in Control is perceived as imminent, or is occurring, the Committee should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

Therefore, in order to fulfill the above purposes, the Plan was adopted by the Board on March 11, 2020 and shall become effective on the Effective Date (as defined in Section 2.12).

SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:

2.1          “Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

2.2          “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.

2.3          “Benefit Continuation Period” means a period of twelve (12) months from the Date of Termination.

2.4 “Cause” means (a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Affiliated Entity (other than any such failure resulting from incapacity due to physical or mental illness or following the Participant’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Entities and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (b) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Applicable Board, (ii) the instructions of the CEO or another executive officer of the Company or (iii) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in this definition, and specifying the particulars of such conduct in detail.

2.5          “CEO” means the Chief Executive Officer of the Company.

2.6          “Change in Control” means the first to occur of the following:

(a)           An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries or (iv) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.6;

(b)           A change in the composition of the Board such that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 2.6, any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;

(c)           The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors (or, for a noncorporate entity, equivalent governing body) of the entity resulting from the Business Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)          The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For the avoidance of doubt, the Separation (as defined in Section 2.23) shall not constitute a Change in Control.

2.7          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8          “Committee” means the Compensation Committee of the Board.

2.9          “Company” means Otis Worldwide Corporation and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.10        “Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of Good Reason). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.11        “Disability” means the absence of the Participant from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (the date of such determination, the “Disability Effective Date”).

2.12        “Effective Date” means the date on which the Separation (as defined in Section 2.23) occurs.

2.13        “Good Reason” means:

(a)           A reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change in Control, or if higher, that in effect thereafter;

(b)           A material reduction in the Participant’s (i) target or maximum annual cash bonus opportunity or (ii) annual long-term incentive compensation (cash and equity awards), including target or maximum incentive opportunity from those in effect immediately prior to the Change in Control, or if higher, than in effect at any time thereafter;

(c)           A material reduction in the retirement, welfare, fringe and other benefits provided or made available to the Participant from those in effect immediately prior to the Change in Control, or if more favorable, those provided or made available to similarly situated executives of the Company or the Affiliated Entities at any time thereafter;

(d)           A material diminution in the Participant’s authority, duties, or responsibilities from those in effect immediately prior to the Change in Control or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report from those in effect immediately prior to the Change in Control;

(e)           A change in the geographic location at which the Participant must perform services of more than 50 miles from the location the Participant was customarily required to perform services immediately prior to the Change in Control that results in an increase in the Participant’s commute from his or her principal personal residence by more than twenty-five (25) miles;

(f)            A material diminution in the budget over which the Participant retains authority from that in effect immediately prior to the Change in Control; or

(g)          Any other action or inaction that constitutes a material breach by the Company of an agreement with the Participant related to the terms and conditions of the Participant’s employment.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (g) within 90 days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (g) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.14        “Multiple” means (a) for the CEO three (3), (b) for Tier 1 Participants two (2), (c) for Tier 2 Participants one and one-half (1.5) and (d) for Tier 3 Participants, a multiple between one (1) and two (2), as determined by the Committee and set forth in the Tier 3 Participant’s Participation Notice.

2.15        “Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice; except in the case of a termination for Good Reason, notice shall not be more than 90 days before the termination date). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.7 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

2.16        “Participant” means the CEO and each executive (i.e., job grades E5, E4, E3, E2 and E1) of the Company or an Affiliated Entity who is on U.S. payroll and primarily provides services in the United States.

2.17        “Plan” means this Otis Worldwide Corporation Change in Control Severance Plan.

2.18        “Qualified Termination” means any termination of a Participant’s employment, during the two-year period beginning on and including the date of a Change in Control, by the Participant for Good Reason or by the Company other than for Cause, death or Disability.

2.19        “Target Annual Bonus” means the Participant’s target annual bonus pursuant to the Company Executive Annual Bonus Plan (or other applicable annual bonus plan) in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.

2.20       “Tier 1 Participant” means each Participant who is an E5, E4 or E3 executive immediately prior to a Change in Control.

2.21       “Tier 2 Participant” means each Participant who is an E2 or E1 executive immediately prior to a Change in Control.

2.22       “Tier 3 Participant” means each other employee of the Company or an Affiliated Entity who is designated by the Committee in writing as a Participant.

2.23       “Separation” means the separation of the Company from United Technologies Corporation pursuant to which the Company becomes a separate publicly traded company.

2.24       “Subsidiaries” means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, the Company or any other Subsidiary of the Company is a general partner of such partnership.

SECTION 3
SEPARATION BENEFITS

3.1           Qualified Termination. If a Participant experiences a Qualified Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9:

(a)           a lump sum payment in cash, subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution and nonrevocation of a General Release of Claims and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit B (the “Release and Covenant Agreement”), payable as soon as practicable following the date on which such agreement becomes effective and irrevocable and in any event no later than the seventieth (70th) day following the Date of Termination, equal to the aggregate of the following amounts:

(i)            the sum of (A) the Participant’s Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, (C) any accrued and unused vacation pay or other paid time off, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 3 (including, without limitation, Section 3.1(a)(i)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii)           the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”), reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a)(i); and

(iii)         the amount equal to the product of (A) the Multiple and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the Target Annual Bonus.

The Accrued Obligations shall be paid in cash within 30 days following the Date of Termination.

(b)          Healthcare Benefits. For the Benefit Continuation Period, the Company shall continue to provide to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage pursuant to a plan sponsored by the Company or an Affiliated Entity as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), without any requirement for the Participant (or the eligible dependents) to pay a monthly premium, healthcare benefit coverage (including medical, prescription, dental, vision, basic life, and employee assistance program coverage and, for Participants who are ELG members, annual executive physicals if such physicals were offered to ELG members either immediately prior to the Change in Control, or immediately prior to the Date of Termination) at least equal to the coverage that would have been provided to the Participant (and the Participant’s eligible dependents, if any) if the Participant had continued employment with the Company during the Benefit Continuation Period; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the healthcare benefit coverage that is duplicative of the type of coverage provided hereunder shall cease. The Participant shall promptly notify the Company that the Participant has become eligible to receive healthcare benefits under another employer-provided plan. The period for providing continuation coverage under the group health plans of the Company and the Affiliated Entities as described in Section 4980B of the Code (i.e., “COBRA” continuation benefits), if applicable, shall commence upon the expiration of the Benefits Continuation Period (or, if earlier, upon the cessation of the healthcare benefits coverage provided hereunder). For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to any applicable plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Benefit Continuation Period and to have retired on the last day of such period.

(c)           Outplacement Services. The Company shall, at its sole expense as incurred, provide the Participant with outplacement services for a period of twelve (12) months following the Date of Termination, the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion, provided that the aggregate cost of such services shall not exceed 15% of the Participant’s Annual Base Salary.

(d)           Financial Planning Services. The Company shall, at its expense as incurred, provide the Participant with continuation of financial planning services for a period of twelve (12) months following the Date of Termination, if the Participant was eligible for this benefit immediately prior the Change in Control or the Date of Termination, the scope and provider of which shall be determined by the Participant in the Participant’s discretion, provided that the aggregate cost of such services shall not exceed the maximum cost of such services available to the Participant as of immediately prior to the Change in Control (or if greater, at any time thereafter).

(e)           Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Company Deferred Compensation Plan, as amended, or any successor plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2          Death; Disability. If the Participant’s employment is terminated by reason of the Participant’s death or Disability during the two-year period beginning on the date of a Change in Control, the Company shall provide the Participant’s estate or beneficiaries with the Accrued Obligations, a pro-rated Target Annual Bonus for the year of termination and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Plan. The Accrued Obligations and the Prorated Target Bonus shall be paid to the Participant, or the Participant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination, subject to any applicable deferral election as contemplated by Sections 3.1(a)(i) and (ii). With respect to the provision of the Other Benefits, the term “Other Benefits” as used in this Section 4.2 shall include, without limitation, and the Participant, or the Participant’s estate and/or beneficiary, shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Entities to similarly situated executives, or the estates and/or beneficiaries of similarly situated executives, of the Company and the Affiliated Entities under such plans, programs, practices and policies relating to disability or death benefits, as applicable, as in effect with respect to other similarly situated executives, or their estates and/or beneficiaries at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Participant, or the Participant’s estate and/or beneficiary, as in effect on the Disability Effective Date or the date of the Participant’s death with respect to other similarly situated executives of the Company and the Affiliated Entities and/or their estate or beneficiaries.

SECTION 4
GOLDEN PARACHUTE EXCISE TAX

4.1         Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

4.2         If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value in the following order: Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(b), Section 3.1(a)(ii), and Section 3.1(a)(iii), in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.3         To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.4         The following terms shall have the following meanings for purposes of this Section 5:

(a)           “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(b)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

(c)           “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d)          “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e)           “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.5         The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS

5.1          Nonduplication. The amount of the payment under Section 3.1(a)(iii) of this Plan will be offset and reduced by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliated Entity based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(a)(iii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.

5.2          Legal Fees. The Company agrees to pay as incurred (within ten business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.

5.3          Non-exclusivity of Rights. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of the Affiliated Entities, including without limitation the Company’s 2020 Long-Term Incentive Plan (or any successor plan) and any applicable schedule of terms or award agreement thereunder. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

SECTION 6
AMENDMENT AND TERMINATION

The Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that, in connection with or in anticipation of a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants; provided, further, that following a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full pursuant to Section 3.

SECTION 7
PLAN ADMINISTRATION

7.1          General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

7.2          Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

7.3          Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator, whether the Committee or the Independent Committee, from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 8
SUCCESSORS; ASSIGNMENT

8.1          Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

8.2          Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 9
SECTION 409A OF THE CODE

9.1          General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

9.2          Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.3          Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

SECTION 10
MISCELLANEOUS

10.1         Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Connecticut to be applied.  In furtherance of the foregoing, the internal laws of the State of Connecticut will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10.2        Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

10.3        Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

10.4        Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

10.5        Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

10.6        Notices.

(a)           Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Otis Worldwide Corporation
1 Carrier Place
Farmington, Connecticut 06032
Attention:  General Counsel

(b)          Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

10.7       Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit A

Otis Worldwide Corporation

Designation of Change in Control Severance Plan Participation

The Participant identified below has been selected to participate in the Otis Worldwide Corporation Change in Control Severance Plan (the “Plan”)[, at the Tier level noted below].  A copy of the Plan is attached.  By signing this designation, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that (a) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time and (b) the Participant’s rights under the Plan are the sole and exclusive rights of the Participant with respect to separation pay in connection with, or following, a Change in Control (as defined in the Plan) and supersede and replace any rights of the Participant under any prior arrangement relating to separation pay in connection with, or following, a change in control of the Company.

Otis Worldwide Corporation

By:

Title:

Date:

Name of Participant

[Tier: ______]

Acknowledged and agreed this ____ day of _____________, 20__

[Insert Name of Participant]

Exhibit B

GENERAL RELEASE OF CLAIMS AND
RESTRICTIVE COVENANT AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into between [___] (“Employee”) and Otis Worldwide Corporation (the “Company”) as of [DATE].  Capitalized terms used and not defined herein shall have the meanings provided in the Otis Worldwide Corporation Change in Control Severance Plan (the “Plan”).  Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings set forth in the Plan.  The entering into and non-revocation of this Agreement is a condition to Employee’s right to receive the severance payments and benefits under Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits).

Accordingly, Employee and the Company agree as follows:

1.           Release of Claims.

(a)          Employee Release of Claims. Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its Affiliated Entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively, “Releasees”), from all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, up to and including the date of this Agreement, arising from or relating to Employee’s employment with, or termination of employment from, the Company and its Affiliated Entities, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended and any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement specifically excludes (i) Employee’s right to receive the amounts and benefits under the Plan and to enforce the terms of this Agreement, (ii) Employee’s rights to vested amounts and benefits under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, and (iv) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary. To the maximum extent permitted by law, Employee agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or governmental entity based in whole or in part on any event, act, or omission which is the subject of the release contained in this Agreement.

(b)          EEOC. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. Employee agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by him or on his behalf with respect to any claims released in this Agreement.

(c)          Section 1542 of the California Civil Code. The parties hereto expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

2.            Restrictive Covenants.

(a)          Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company and its Affiliated Entities all secret or confidential information, knowledge, or data relating to the Company and its Affiliated Entities and businesses, which information, knowledge or data shall have been obtained by Employee during Employee’s employment by the Company or its Affiliated Entities and which information, knowledge or data shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement, collectively, “Confidential Information”), and Employee agrees not to provide such Confidential Information, directly or indirectly, to any third party; provided that any information that: (i) is lawfully received by Employee from any third party without restriction on disclosure or use; or (ii) is required to be disclosed by law; or (iii) is clearly immaterial in amount or significance, shall not be deemed to be Confidential Information for purposes of this Section 2(a). After the Date of Termination, Employee shall not, without the prior written consent of the Company or as may otherwise be required by law, use, communicate or divulge any such Confidential Information. Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose such trade secret to Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(b)         To further ensure the protection of the Company’s confidential information, Employee agrees that for a period of one (1) year after Employee’s Date of Termination, Employee will not accept employment with or provide services in any form to (including serving as a director, partner or founder, or entering into a consulting relationship or similar arrangements) a business that (i) competes, directly or indirectly, with any of the Company’s principal business units as of the Date of Termination; or (ii) is a material customer of or a material supplier to any of the Company’s businesses as of the Date of Termination (a “Competitive Business”); provided that, it shall not be considered a breach of this Agreement for Employee to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a corporation or other entity that is a Competitive Business, so long as Employee has no direct or indirect active participation in the business or management of such corporation or entity.

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(c)          Employee and Customer Nonsolicitation. Employee agrees that for a period of two (2) years after Employee’s Date of Termination, Employee shall not, directly or indirectly: (i) solicit any individual who is, at the time of such solicitation (or was during the three (3)-month period prior to the date of such solicitation), employed by the Company or one of its Affiliated Entities with whom Employee had direct contact (other than incidental) during the two (2)-year period prior to the Date of Termination to terminate or refrain from rendering services to the Company or its Affiliated Entities for the purpose of becoming employed by, or becoming a consultant to, any individual or entity other than the Company or its Affiliated Entities, or (ii) induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company or any of its Affiliated Entities with whom or which Employee had direct contact (other than incidental) during the two (2)-year period prior to the Date of Termination (“Customer”) to cease doing business with the Company or its Affiliated Entities, or in any way interfere with the relationship between any such Customer, on the one hand, and the Company or any of its Affiliated Entities, on the other hand.

(d)          Non-disparagement. Employee agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Company or its Affiliated Entities or any member of the board of directors or any executive officer of the Company in their capacity as such. Nothing in this Agreement or elsewhere shall prevent Employee from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Agreement and/or the Plan, as applicable.

(e)          Employee Acknowledgment. Employee acknowledges that Employee’s agreeing to comply with the covenants in this Section 2 is in consideration for the payments and benefits to be received by Employee under Section 3.1 of the Plan. Employee understands that the covenants in this Section 2 may limit Employee’s ability to work in a business similar to the business of the Company and its Affiliated Entities; provided, however, Employee agrees that, in light of Employee’s education, skills, abilities and financial resources, Employee shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the covenants in this Section 2, that any provisions of such covenants prevent Employee from earning a living. Employee acknowledges that any intellectual property agreement between Employee and the Company will continue in full force and effect following the Date of Termination.

(f)          Remedies. Employee acknowledges that the Company and its Affiliated Entities would be irreparably injured by a violation of Section 2(a), (b), (c) or (d), and Employee agrees that the Company and such Affiliated Entities, in addition to any other remedies available, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened material breach of any of Sections 2(a), (b), (c) or (d). In no event shall an asserted violation of the provisions of this Section 2 constitute a basis for deferring or withholding any amounts otherwise payable to Employee under this Agreement.

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(g)          Severability; Blue Pencil. Employee acknowledges and agrees that Employee has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. If it is determined that any provision of this Section 2 is invalid or unenforceable, the remainder of the provisions of this Section 2 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 2 is unenforceable because of the duration or geographic scope of such provision, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such provision shall be enforced.

3.           Timing for Consideration.

Employee acknowledges that the Company has specifically advised Employee of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. Employee further acknowledges that Employee has been furnished with a copy of this Agreement, and has been afforded forty-five (45) calendar days in which to consider the terms and conditions of this Agreement. By executing this Agreement, Employee affirmatively states that Employee has had sufficient and reasonable time to review this Agreement and to consult with an attorney concerning Employee’s legal rights prior to the final execution of this Agreement. Employee further agrees that Employee has carefully read this Agreement and fully understands its terms. Employee acknowledges that Employee has entered into this Agreement, knowingly, freely and voluntarily. Employee understands that Employee may revoke this Agreement within seven (7) calendar days after signing this Agreement. Revocation of this Agreement must be made in writing and must be received by the General Counsel of the Company, at the address above, within the time period set forth above.

4.            Effectiveness of Agreement.

This Agreement shall become effective and enforceable on the eighth (8) day following Employee’s delivery of a copy of this executed Agreement to the Company, provided Employee does not timely exercise Employee’s right of revocation as described in Section 3 above. If Employee fails to timely sign and deliver this Agreement or timely revokes this Agreement, this Agreement will be without force or effect, and Employee shall not be entitled to the payments or benefits described in Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits).

5.           Miscellaneous.

(a)          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of  Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of  Connecticut or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of  Connecticut to be applied. In furtherance of the foregoing, the internal laws of the State of  Connecticut will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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(b)          Severability. The provisions of this Agreement and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c)          Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

(d)          Dispute Resolution.  Except with respect to claims for breach of the obligations under Section 2 of this Agreement, for which the Company may seek enforcement in any court having competent jurisdiction at its election, any dispute arising between the Company and Employee with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within sixty (60) days following the arbitrator being impaneled.  Costs and expenses of the arbitration shall be borne by the Company regardless of the outcome.  The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

(e)          Assignment. Without the prior written consent of Employee, this Agreement shall not be assignable by the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(f)          Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as herein defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

ACKNOWLEDGED AND AGREED BY:

Date:

OTIS WORLDWIDE CORPORATION

Name:
Title:

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